Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Grand Opening of Newport Beach Branch

          COSTA MESA, Calif., March 19 /PRNewswire-FirstCall/ -- Pacific Premier Bancorp, Inc. (Nasdaq: PPBI) (the “Company”), the holding company of Pacific Premier Bank, F.S.B. (the “Bank”), will be holding a ribbon cutting ceremony which will take place at 5:30 P.M. on March 29, 2007, at the newly opened Newport Beach branch, located at 4667 MacArthur Blvd., Suite #100, Newport Beach, CA 92660.  The branch is serving the businesses and communities of the cities of Newport Beach and neighboring Irvine.

          The Newport Beach branch is located 1/2 block west of the John Wayne Airport on MacArthur Boulevard between Campus Drive and Birch Street in the MacArthur Center office building.  The City of Newport Beach has approximately 11,261 businesses employing 81,000 persons and 84,600 residents with an average annual household income of $79,228 per year.  In the City of Irvine there are approximately 18,500 businesses employing 168,000 persons and 170,500 residents with an average annual household income of $85,624.  Data provided by the cities of Newport Beach and Irvine and the US Census Bureau.

          Key sponsors of the event include Casa Resorts, Staples Center and The Sports Club/LA-Orange County.  Attending the event will be the Newport Beach Chamber of Commerce, the Banks executives and its board members.

          With the addition of the Newport Beach branch, Pacific Premier provides business and consumer banking products through six full-service depository branches and an SBA loan production office in Southern California located in the cities of Costa Mesa, Huntington Beach, Los Alamitos, Newport Beach, San Bernardino, Seal Beach, and Pasadena.

          FORWARD-LOOKING COMMENTS

          The statements contained herein that are not historical facts are forward- looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  Actual results may differ from those projected in the forward-looking statements.  These forward-looking statements involve risks and uncertainties.  These include, but are not limited to, the following risks: (1) changes in the performance of the financial markets, (2) changes in the demand for and market acceptance of the Company’s products and services, (3) changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing, (4) the effect of the Company’s policies, (5) the continued availability of adequate funding sources, and (6) various legal, regulatory and litigation risks.

          Contact:

          Pacific Premier Bancorp, Inc.

          Steven R. Gardner
          President/CEO
          714.431.4000

          John Shindler
          Executive Vice President/CFO
          714.431.4000

SOURCE  Pacific Premier Bancorp, Inc.
          -0-                                        03/19/2007
          /CONTACT:  Steven R. Gardner, President/CEO, or John Shindler, Executive Vice President/CFO, both of Pacific Premier Bancorp, Inc., +1-714-431-4000/
          /Web site:  http://www.ppbi.net/
          (PPBI)